Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports First Quarter 2018 Results

Focused E-Commerce Strategy Continues to Offset Softness in Brick and Mortar Market

FAIRPORT HARBOR, Ohio – April 30, 2018—OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported operating results for the three months ended March 31, 2018.

First Quarter 2018 Summary

•	Grew E-Commerce revenue by 17% to $1,043,000 compared to $888,779 in the first quarter of 2017;
•	Realized net revenue of $6.1 million, a decrease of 6.6% from the first quarter of 2017;
•	Reported net income of $127,574, down 66.7% from the first quarter of 2017;
•	Achieved earnings per diluted share of $0.01 compared to $0.02 in the first quarter of 2017;
•	Expanded sales function with internal and external resources, and;
•	Introduced Revolutionary Cosmic Gold™ Catnip Nuggets at Global Pet Expo 2018.

“Despite solid growth in our emerging E-Commerce business, our performance during the first quarter was below our expectations,” said Dr. Steven Tsengas, Chairman and CEO of OurPet’s. “The macro-economic factors that we saw in 2017 continue to pressure retailers and the supply chain, impacting both our top and bottom line during the quarter. The pet brick and mortar stores were among those impacted, and we continue to adapt our business in order to capture the benefits of our robust E-commerce platform. The pet industry and consumer demand continue to grow, and as established brands and newcomers expand their digital presence, we are positioning ourselves to benefit. Our E-commerce segment has shown sequential year over year growth for 5 years in a row from $2.0 million in 2013 to $4.1 million in 2017. We feel that OurPet’s has invested in the right people and our innovative offerings in all segments allow us to stay relevant with consumers that are shifting their shopping habits towards convenience and value.”

“During the quarter our revenues from the Food, Drug and Mass retail channel and the Pet Specialty channel were down 12.5% and 7.6% respectively, compared to the year-ago period. E-Commerce continues to increase market share and is a bright spot for us, with revenue growth of 17.4%. International sales were down 2.9% versus last year as increased sales in Asia were offset by declines in Canada where more customers opted for our direct order programs. Sales driven by our European distributor are still in early stages but are gaining traction each quarter. We are optimistic that European sales will become significant over the next 12 months. Our private label sales remained near 10% of total sales, and we continue to explore opportunities to further engage our brick and mortal channel with these offerings.”

Dean Tsengas, Vice President, Chief Operating Officer & Corporate Secretary added, “The company is constantly adapting to the market in which we operate. The first quarter is seasonally a slow quarter for OurPet’s. Additionally, we made adjustments in our west coast sales organization and addressed underperformance in that group. During the quarter we have hired internal and external sales resources to market our products aggressively across the country. We have also identified areas to remove costs from the business, including the hiring of a global sourcing manager to ensure our focus on high-quality low-cost inputs. We are optimistic about the remainder of 2018 as these organizational changes take hold. Just this week we closed a sale of about $250,000 with a national club chain for a premium version of our Designer Diner that will ship in the second quarter of this year and get placed into about 90 locations. Club chains provide increased visibility to a large audience and this sale is an example of one of the many “irons in the fire” we have that finally came to fruition.”

Dr. Tsengas concluded “With respect to product categories, Toys/Accessories continue to drive our revenue, comprising almost 50% of our sales followed by Bowls/Feeders at 38%, Waste/Odor at 6%, and Edibles/Consumables at 5%. Compared to the same period a year ago, sales increased 1% in the Waste/Odor category as our Switchgrass BioChar natural litter has gained traction. Revenues decreased 1% in Bowls/Feeders, although Raised feeders grew 6% over the comparable prior period. Steel bowls declined 6% due to stiff competition and direct sourcing for private label products. Edibles/Consumables declined 27% due to the discontinuation of some private label tuna and catnip products at two domestic retailers and one international Pet Specialty retailer. We expect new offerings like Cosmic Gold™ Catnip Nuggets to offset some of these losses and improve our competitive positioning. As noted above we will be offering unique innovative products to those Mass Retailers who are building their own their Private Label brands. During this first quarter, we introduced about 25 new products, with an emphasis on dog toys. Our Chompy Chewer™ dog toy combines strong reinforced fabric covered with bonded dental tips to promote healthy teeth and gums. Our Wobble Doggle™ is an electronic treat dispenser that offers a fun, interactive feeding experience. Our Metalshield™ dog bowls have been well received because of the safe durable metal coating over a special plastic that increases the strength of the bowl as well as discouraging bacteria growth.”

“A year ago, I communicated that our business model combines technical knowledge with pet knowledge to create and market innovative products that satisfy the needs of pets, pet parents, and retailers. Over the past year we have been adapting to a rapidly changing landscape in the marketplace. We still believe our strategy is solid and that our goals are achievable.”

2018 First-Quarter Results

Net revenue decreased 6.6% to $6,107,381 for the first quarter of 2018 compared to revenues of $6,536,810 for the prior-year period. The approximate $429,000 decrease was due to weaker sales in of Toys/Accessories and Bowls/Feeders in the Grocery, Drug and Mass retail and Pet Specialty channels. These were offset by a 17.4% growth in E-Commerce, mainly from stronger sales of bowls and feeders.

Gross profit decreased 22.4% to $1,649,543 for the first quarter 2018 compared to $2,124,768 for the prior-year period. Gross profit margin decreased to 27.0% from 32.5% in the prior-year period due to increased component and freight costs as well as less absorption of operating overhead related to lower sales volume.

Net income decreased 66.7% to $127,574 in the first quarter of 2018 compared to $383,377 for the prior-year period. The company recognized an income tax benefit of approximately $110,000, primarily due to adjusting our deferred tax liabilities to reflect the 2018 tax rate reduction from 34% to 21%. Net income per diluted share decreased to $0.01 compared to $0.02 in the prior-year period, based on weighted average shares of 20,020,559 for the current quarter compared to a weighted average of 19,698,390 shares for the prior-year period.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company

Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2018	2017

Net revenue	$6,107,381	$6,536,810
Cost of goods sold	4,457,838	4,412,042
Gross profit on sales	1,649,543	2,124,768

Selling, general and administrative expenses	1,577,533	1,643,880

Income from operations	72,010	480,888

Other (income) and expense, net	28,329	9,952
Interest expense (benefit)	26,339	21,846
Income before taxes	17,342	449,090

Income Tax expense (benefit)	(110,232)	65,713
Net Income	$127,574	$383,377

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred Stock:
Net Income	$0.01	$0.02

Weighted average number of common shares outstanding used to calculate basic earnings per share	19,805,210	17,808,569

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	20,020,559	19,698,390

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$828,666	$522,170
Investments - Trading	970,655	993,911
Receivables, net	4,381,511	5,425,513
Inventories, net	7,114,402	7,235,440
Prepaid expenses	968,027	1,000,679
Total current assets	14,263,261	15,177,713

LONG TERM ASSETS
Property and equipment, net	1,872,137	1,997,186
Amortizable intangible assets, net	409,531	421,078
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,900	25,900
Total long term assets	2,852,407	2,989,003

Total assets	$17,115,668	$18,166,716

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	560,241	561,723
Accounts payable	867,771	792,122
Accrued expenses	422,468	691,293
Total current liabilities	1,850,480	2,045,138

LONG TERM LIABILITIES
Long-term debt - less current portion above	1,028,258	1,172,374
Revolving line of credit	1,073,542	1,777,907
Deferred income taxes	183,740	325,223
Total long term liabilities	2,285,540	3,275,504

Total liabilities	4,136,020	5,320,642

Stockholders' Equity	12,979,648	12,846,074

Total liabilities and stockholders' equity	$17,115,668	$18,166,716

EBITDA			Variance
	Q1'18	Q1'17	$'s	%

Net Income	$127,574	$383,377	$(255,803)	-66.72%
Interest expense	$26,339	$21,846	$4,493	20.57%
Tax Expense	$(110,232)	$65,713	$(175,945)	-267.75%
Depreciation	$145,647	$124,068	$21,579	17.39%
Amortization	$15,182	$14,653	$529	3.61%
Total EBITDA	$204,510	$609,657	$(405,147)	-66.45%

Stock Options expense	$6,000	$6,000	$-	0.00%
Warrants expense	$-	$-
Total Adjusted EBITDA	$210,510	$615,657	$(405,147)	-65.81%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.